Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-40406, 33-40568, 333-47575, 333-73812 and 333-90958) of ALARIS Medical Systems, Inc. of our report dated February 25, 2003 relating to the financial statements and financial statement schedules, which appears in the Form 10-K as filed on March 8, 2003.

/s/ PricewaterhouseCoopers LLP

San Diego, CA
August 26, 2003